                                                                  MORGAN STANLEY

IMPORTANT INFORMATION AND IRS CIRCULAR 230 NOTICE

This material has been prepared for information purposes to support the
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the end of this material.

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                                                                  MORGAN STANLEY

07/10/2007   11:45:41   CARVE Version 89.0   /u/asaporit/deal/top27/red/top27.red.070709.carve

MSC   MSC   SERIES 2007-TOP27 (FITCH/S&P/DBRS)   CLASS A4

Class            A4               Settlement Date    07/30/2007 Coupon          WAC                  Cusip            N/A
Original Balance 1,077,071,000.00 Dated Date         07/01/2007 Delay           10                   Yield Table Date 07/10/2007
Current Balance  1,077,071,000.00 First Payment Date 08/11/2007 Lead Manager    Morgan Stanley & Co. Yield Frequency  SemiAnnual
Credit Rating    AAA/AAA/AAA      Next Payment Date  08/11/2007 Orig Deal Size  2,722,865,021.00     Yield Day Count  30/360
Market Desc      N/A              Payment Freq       Monthly    Num of Tranches 32
Factor           1.00000000       Interest Freq      Monthly    Deal Age        0

CONDITION                                                       (_GROUP == 1)
PREPAY                  CPR 0   (!YM) CPR 50   (!YM) CPR 100   CPR 0    CPR 0   CPR 0   CPR 0     (!YM) CPR 50
DEFAULT                                                                 CDR 1   CDR 1   CDR 2.5   CDR 1.8
ADVANCES                                                                YES     YES     YES       YES
RECV MNTH                                                               12      12      12        12
RECV DISTR                                                              100 1   100 1   100 1     100 1
LOSSES                                                                  0.25    0.5     0.4       0.4
BALL EXT                                                       24 MOS
PREPAY                                                         CPR 0

PRICE / YIELD

                            97.34976      6.1421      6.1423      6.1478      6.1326      6.1479      6.1449      6.1539      6.1509
                            97.44976      6.1279      6.1282      6.1334      6.1185      6.1336      6.1306      6.1393      6.1363
                            97.54976      6.1138      6.1140      6.1190      6.1044      6.1192      6.1164      6.1247      6.1218
                            97.64976      6.0997      6.0999      6.1047      6.0904      6.1048      6.1022      6.1101      6.1073
                            97.74976      6.0856      6.0857      6.0903      6.0764      6.0905      6.0880      6.0955      6.0928
                            97.84976      6.0715      6.0716      6.0760      6.0624      6.0762      6.0738      6.0809      6.0783
                            97.94976      6.0575      6.0575      6.0617      6.0484      6.0619      6.0596      6.0663      6.0639
                            98.04976      6.0435      6.0435      6.0474      6.0344      6.0476      6.0455      6.0518      6.0495
                            98.14976      6.0294      6.0294      6.0331      6.0205      6.0333      6.0313      6.0373      6.0351
                            98.24976      6.0154      6.0154      6.0189      6.0065      6.0191      6.0172      6.0228      6.0207
                            98.34976      6.0015      6.0014      6.0046      5.9926      6.0049      6.0031      6.0083      6.0063
                            98.44976      5.9875      5.9874      5.9904      5.9787      5.9907      5.9890      5.9939      5.9919
                            98.54976      5.9736      5.9734      5.9762      5.9648      5.9765      5.9750      5.9794      5.9776
                            98.64976      5.9596      5.9594      5.9620      5.9510      5.9623      5.9609      5.9650      5.9633
                            98.74976      5.9457      5.9455      5.9478      5.9371      5.9481      5.9469      5.9506      5.9490
                            98.84976      5.9318      5.9315      5.9337      5.9233      5.9340      5.9329      5.9362      5.9347
                            98.94976      5.9180      5.9176      5.9196      5.9095      5.9199      5.9189      5.9219      5.9204
                            99.04976      5.9041      5.9037      5.9054      5.8957      5.9058      5.9049      5.9075      5.9062
                            99.14976      5.8903      5.8898      5.8913      5.8819      5.8917      5.8910      5.8932      5.8919
                            99.24976      5.8765      5.8760      5.8773      5.8682      5.8776      5.8771      5.8789      5.8777
                            99.34976      5.8627      5.8621      5.8632      5.8544      5.8636      5.8631      5.8646      5.8635
AVERAGE LIFE                                9.77        9.73        9.53        9.82        9.56        9.67        9.35        9.43
MOD DURATION @ 98.34976                     7.24        7.22        7.11        7.28        7.12        7.18        6.99        7.04
FIRST PRIN                            09/11/2016  03/11/2016  12/11/2015  09/11/2016  04/11/2014  06/11/2014  01/11/2014  01/11/2014
LAST PRIN                             06/11/2017  06/11/2017  04/11/2017  07/11/2017  06/11/2017  06/11/2017  06/11/2017  06/11/2017
PAYMENT WINDOW                                10          16          17          11          39          37          42          42
USD SWAP SPREAD @ 98.34976                    28          28          29          27          29          28          30          29

                                                                     Page 1 of 3

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualifications at the end of this material.

                                                                  MORGAN STANLEY

07/10/2007   11:45:41   CARVE Version 89.0   /u/asaporit/deal/top27/red/top27.red.070709.carve

MSC   MSC   SERIES 2007-TOP27 (FITCH/S&P/DBRS)   CLASS AM

Class            AM             Settlement Date    07/30/2007 Coupon          WAC                  Cusip            N/A
Original Balance 272,286,000.00 Dated Date         07/01/2007 Delay           10                   Yield Table Date 07/10/2007
Current Balance  272,286,000.00 First Payment Date 08/11/2007 Lead Manager    Morgan Stanley & Co. Yield Frequency  SemiAnnual
Credit Rating    AAA/AAA/AAA    Next Payment Date  08/11/2007 Orig Deal Size  2,722,865,021.00     Yield Day Count  30/360
Market Desc      N/A            Payment Freq       Monthly    Num of Tranches 32
Factor           1.00000000     Interest Freq      Monthly    Deal Age        0

CONDITION                                                       (_GROUP == 1)
PREPAY                  CPR 0   (!YM) CPR 50   (!YM) CPR 100   CPR 0    CPR 0   CPR 0   CPR 0     (!YM) CPR 50
DEFAULT                                                                 CDR 1   CDR 1   CDR 2.5   CDR 1.8
ADVANCES                                                                YES     YES     YES       YES
RECV MNTH                                                               12      12      12        12
RECV DISTR                                                              100 1   100 1   100 1     100 1
LOSSES                                                                  0.25    0.5     0.4       0.4
BALL EXT                                                       24 MOS
PREPAY                                                         CPR 0

PRICE / YIELD

                            97.02998      6.1848      6.1845      6.1892      6.1198      6.1848      6.1845      6.1844      6.1842
                            97.12998      6.1708      6.1705      6.1749      6.1074      6.1708      6.1705      6.1704      6.1702
                            97.22998      6.1567      6.1564      6.1608      6.0950      6.1567      6.1565      6.1564      6.1561
                            97.32998      6.1427      6.1424      6.1466      6.0826      6.1427      6.1425      6.1424      6.1421
                            97.42998      6.1287      6.1284      6.1324      6.0702      6.1287      6.1285      6.1284      6.1281
                            97.52998      6.1147      6.1144      6.1183      6.0578      6.1147      6.1145      6.1144      6.1141
                            97.62998      6.1007      6.1004      6.1042      6.0455      6.1007      6.1005      6.1005      6.1002
                            97.72998      6.0868      6.0864      6.0901      6.0332      6.0868      6.0866      6.0866      6.0862
                            97.82998      6.0728      6.0725      6.0760      6.0209      6.0729      6.0727      6.0726      6.0723
                            97.92998      6.0589      6.0585      6.0619      6.0086      6.0590      6.0588      6.0588      6.0584
                            98.02998      6.0450      6.0446      6.0479      5.9963      6.0451      6.0449      6.0449      6.0445
                            98.12998      6.0312      6.0307      6.0338      5.9840      6.0312      6.0311      6.0310      6.0306
                            98.22998      6.0173      6.0168      6.0198      5.9718      6.0173      6.0172      6.0172      6.0168
                            98.32998      6.0034      6.0030      6.0058      5.9595      6.0035      6.0034      6.0034      6.0029
                            98.42998      5.9896      5.9891      5.9918      5.9473      5.9896      5.9896      5.9896      5.9891
                            98.52998      5.9758      5.9753      5.9779      5.9351      5.9758      5.9758      5.9758      5.9753
                            98.62998      5.9620      5.9615      5.9639      5.9229      5.9620      5.9620      5.9620      5.9615
                            98.72998      5.9482      5.9477      5.9500      5.9108      5.9483      5.9482      5.9483      5.9478
                            98.82998      5.9345      5.9340      5.9361      5.8986      5.9345      5.9345      5.9345      5.9340
                            98.92998      5.9207      5.9202      5.9222      5.8865      5.9208      5.9208      5.9208      5.9203
                            99.02998      5.9070      5.9065      5.9084      5.8744      5.9071      5.9071      5.9071      5.9066
AVERAGE LIFE                                9.90        9.88        9.75       11.75        9.90        9.91        9.92        9.90
MOD DURATION @ 98.02998                     7.31        7.30        7.23        8.27        7.31        7.32        7.32        7.31
FIRST PRIN                            06/11/2017  06/11/2017  04/11/2017  03/11/2019  06/11/2017  06/11/2017  06/11/2017  06/11/2017
LAST PRIN                             07/11/2017  07/11/2017  05/11/2017  05/11/2019  07/11/2017  07/11/2017  07/11/2017  07/11/2017
PAYMENT WINDOW                                 2           2           2           3           2           2           2           2
USD SWAP SPREAD @ 98.02998                    32          32          33          22          32          32          32          32

                                                                     Page 2 of 3

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualifications at the end of this material.

                                                                  MORGAN STANLEY

07/10/2007   11:45:41   CARVE Version 89.0   /u/asaporit/deal/top27/red/top27.red.070709.carve

MSC   MSC   SERIES 2007-TOP27 (FITCH/S&P/DBRS)   CLASS AJ

Class            AJ             Settlement Date    07/30/2007 Coupon          WAC                  Cusip            N/A
Original Balance 190,601,000.00 Dated Date         07/01/2007 Delay           10                   Yield Table Date 07/10/2007
Current Balance  190,601,000.00 First Payment Date 08/11/2007 Lead Manager    Morgan Stanley & Co. Yield Frequency  SemiAnnual
Credit Rating    AAA/AAA/AAA    Next Payment Date  08/11/2007 Orig Deal Size  2,722,865,021.00     Yield Day Count  30/360
Market Desc      N/A            Payment Freq       Monthly    Num of Tranches 32
Factor           1.00000000     Interest Freq      Monthly    Deal Age        0

CONDITION                                                       (_GROUP == 1)
PREPAY                  CPR 0   (!YM) CPR 50   (!YM) CPR 100   CPR 0    CPR 0   CPR 0   CPR 0     (!YM) CPR 50
DEFAULT                                                                 CDR 1   CDR 1   CDR 2.5   CDR 1.8
ADVANCES                                                                YES     YES     YES       YES
RECV MNTH                                                               12      12      12        12
RECV DISTR                                                              100 1   100 1   100 1     100 1
LOSSES                                                                  0.25    0.5     0.4       0.4
BALL EXT                                                       24 MOS
PREPAY                                                         CPR 0

PRICE / YIELD

                            96.65658      6.2363      6.2358      6.2417      6.1648      6.2363      6.2346      6.2301      6.2325
                            96.75658      6.2222      6.2218      6.2274      6.1524      6.2223      6.2210      6.2178      6.2194
                            96.85658      6.2082      6.2077      6.2132      6.1400      6.2082      6.2075      6.2054      6.2063
                            96.95658      6.1941      6.1937      6.1990      6.1276      6.1942      6.1940      6.1931      6.1933
                            97.05658      6.1801      6.1797      6.1849      6.1152      6.1802      6.1804      6.1808      6.1802
                            97.15658      6.1661      6.1657      6.1707      6.1028      6.1662      6.1670      6.1685      6.1672
                            97.25658      6.1521      6.1517      6.1566      6.0905      6.1522      6.1535      6.1562      6.1542
                            97.35658      6.1382      6.1377      6.1424      6.0782      6.1382      6.1400      6.1439      6.1413
                            97.45658      6.1242      6.1238      6.1283      6.0658      6.1243      6.1266      6.1317      6.1283
                            97.55658      6.1103      6.1098      6.1142      6.0536      6.1103      6.1132      6.1194      6.1153
                            97.65658      6.0964      6.0959      6.1002      6.0413      6.0964      6.0998      6.1072      6.1024
                            97.75658      6.0825      6.0820      6.0861      6.0290      6.0825      6.0864      6.0950      6.0895
                            97.85658      6.0686      6.0681      6.0721      6.0168      6.0686      6.0730      6.0828      6.0766
                            97.95658      6.0548      6.0543      6.0581      6.0045      6.0548      6.0597      6.0707      6.0637
                            98.05658      6.0409      6.0404      6.0441      5.9923      6.0409      6.0463      6.0585      6.0509
                            98.15658      6.0271      6.0266      6.0301      5.9801      6.0271      6.0330      6.0464      6.0380
                            98.25658      6.0133      6.0128      6.0161      5.9679      6.0133      6.0197      6.0343      6.0252
                            98.35658      5.9995      5.9990      6.0022      5.9558      5.9995      6.0064      6.0222      6.0124
                            98.45658      5.9857      5.9852      5.9883      5.9436      5.9857      5.9932      6.0101      5.9996
                            98.55658      5.9720      5.9715      5.9743      5.9315      5.9720      5.9799      5.9980      5.9868
                            98.65658      5.9582      5.9578      5.9605      5.9194      5.9583      5.9667      5.9859      5.9741
AVERAGE LIFE                                9.95        9.95        9.80       11.83        9.95       10.52       12.07       11.10
MOD DURATION @ 97.65658                     7.33        7.33        7.25        8.30        7.33        7.61        8.35        7.89
FIRST PRIN                            07/11/2017  07/11/2017  05/11/2017  05/11/2019  07/11/2017  07/11/2017  07/11/2017  07/11/2017
LAST PRIN                             07/11/2017  07/11/2017  06/11/2017  06/11/2019  07/11/2017  03/11/2022  03/11/2022  03/11/2022
PAYMENT WINDOW                                 1           1           2           2           1          57          57          57
USD SWAP SPREAD @ 97.65658                    37          37          38          26          37          36          32          34

                                                                     Page 3 of 3

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualifications at the end of this material.

                                                                  MORGAN STANLEY

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